Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 29, 2010, included in Amendment No. 4 to the Registration Statement (Form S-1/A No. 333-164568) and related Prospectus of GlassHouse Technologies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 14, 2011